Exhibit 99.1

Exhibit 99.1	Earnings Release of August 2, 2007

HENNESSY ADVISORS, INC. ANNOUNCES THIRD QUARTER EARNINGS OF $0.17 PER SHARE

Novato, CA – August 2, 2007 – Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.17 for the quarter ended June 30, 2007. Earnings decreased versus the prior comparable period, which were $0.22 per share. Diluted earnings per share for the nine months ended June 30, 2007 were $0.53 per share, down from $0.55 in the prior comparable period, a decrease of approximately 4%. The decline in earnings from the prior comparable period is primarily attributable to decreased mutual fund assets under management. Total mutual fund assets decreased to $1.91 billion at June 30, 2007, compared to $2.18 billion at June 30, 2006. The decrease in assets is a combination of net outflows from the mutual funds, partly offset by positive market performance from period to period.

“We are pleased with our financial results for the quarter as well as for the nine-month period,” said Mr. Hennessy. “Despite the volatility of the overall market and our quarter-end assets under management being down approximately $269 million, the corresponding earnings per share for the quarter were down five cents, while our nine-month earnings decreased by only two cents per share,” he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended		$ Change	% Change
Third Quarter	June 30, 2007	June 30, 2006
Total Revenue	$3,990,446	$4,701,847	$(711,401)	-15.1%
Net Income	$1,024,243	$1,306,905	$(282,662)	-21.6%
Earnings per share diluted	$0.17	$0.22	$(0.05)	-22.7%
Weighted Average number of shares outstanding	5,959,184	5,936,456	22,728	0.4%

	Nine Months Ended		$ Change	% Change
Year-to-Date	June 30, 2007	June 30, 2006
Total Revenue	$12,345,827	$12,565,888	$(220,061)	-1.8%
Net Income	$3,153,784	$3,293,010	$(139,226)	-4.2%
Earnings per share diluted	$0.53	$0.55	$(0.02)	-3.6%
Weighted Average number of shares outstanding	5,952,636	5,941,445	11,191	0.2%

At Period Ending Date	June 30, 2007	June 30, 2006	$ Change	% Change
Mutual Fund Assets Under Management	$1,913,869,612	$2,182,579,530	$(268,709,918)	-12.3%

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Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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